Exhibit 99.1
VECTOR GROUP LTD. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues*	$136,176	$127,991	$478,427	$498,860

Expenses:
Cost of goods sold (including inventory impairment of $0, $0, $0 and $37,000 in 2004)*	82,613	73,316	285,393	325,663
Operating, selling, administrative and general expenses	37,563	36,730	114,048	144,051
Gain on sale of assets	(12,748)	—	(12,748)	—
Provision for loss on uncollectible receivable	2,750	—	2,750	—
Restructuring and impairment charges	(127)	6,155	(127)	13,699

Operating income	26,125	11,790	89,111	15,447

Other income (expenses):
Interest and dividend income	2,350	1,015	5,610	2,563
Interest expense	(7,825)	(7,064)	(31,980)	(25,077)
Loss on extinguishment of debt	—	(4,694)	—	(5,333)
Gain on investments, net	(7)	2,776	1,426	8,664
Gain from conversion of LTS notes	—	—	9,461	—
Equity in loss on operations of LTS	—	—	(299)	—
Equity income (loss) from non-consolidated real estate businesses	1,341	(45)	7,543	9,782
Other, net	(422)	67	(353)	60

Income from continuing operations before benefit for income taxes and minority interests	21,562	3,845	80,519	6,106
Income tax expense (benefit)	11,030	(9,585)	40,352	(6,960)
Minority interests	434	(4,803)	(1,969)	(9,027)

Income from continuing operations	10,966	8,627	38,198	4,039

Discontinued operations:
Income from discontinued operations, net of minority interest and taxes	—	79	82	458
Gain on disposal of discontinued operations, net of minority interests and taxes	—	2,231	2,952	2,231

Income from discontinued operations	—	2,310	3,034	2,689

Income before extraordinary item	10,966	—	41,232	—

Extraordinary item unallocated goodwill	7,850	—	7,850	—

Net income	$18,816	$10,937	$49,082	$6,728

Per basic common share:

Income from continuing operations	$0.24	$0.20	$0.86	$0.09

Income from discontinued operations	$0.00	$0.05	$0.07	$0.06

Income from extraordinary item	$0.18	$0.00	$0.18	$0.00

Net income applicable to common shares	$0.42	$0.25	$1.11	$0.15

Per diluted common share:

Income from continuing operations	$0.23	$0.19	$0.82	$0.09

Income from discontinued operations	$0.00	$0.05	$0.07	$0.06

Income from extraordinary item	$0.17	$0.00	$0.17	$0.00

Net income applicable to common shares	$0.40	$0.24	$1.06	$0.15

*	Revenues and Cost of goods sold include excise taxes of $48,897, $42,945, $161,753 and $175,674, respectively.